UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 12)*

Williams Controls, Inc.

_____________________________________________________________________________________________________________________

(Name of Issuer)

Common Stock, $.01 par value per share

_____________________________________________________________________________________________________________________

(Title of Class of Securities)

969465103

_____________________________________________________________________________________________________________________

(CUSIP Number)

December 31, 2005

______________________________________________________________________________________________________________________________________

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         ___Rule 13d-1 (b)

         ___Rule 13d-1 (c)

        _X _Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

13G
CUSIP No. 969465103			Page 2 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: Thomas W. Itin		I.R.S. Identification Nos. of above persons (entities only): N/A
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: US
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 14,000
_____________________________________________________________________________________
		6.	Shared Voting Power: ---------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: 14,000
_____________________________________________________________________________________
		8.	Shared Dispositive Power: ---------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 14,000.
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0.03%
_______________________________________________________________________________________________
12.	Type of Reporting Person: Individual

13G
CUSIP No. 969465103			Page 3 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: Shirley B. Itin		I.R.S. Identification Nos. of above persons (entities only): N/A
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: US
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: ---------------------------
_____________________________________________________________________________________
		6.	Shared Voting Power: ----------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: ----------------------------
_____________________________________________________________________________________
		8.	Shared Dispositive Power: ----------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: ----------------------------------------
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0%
_______________________________________________________________________________________________
12.	Type of Reporting Person: Individual

13G
CUSIP No. 969465103			Page 4 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: Acrodyne Corporation		I.R.S. Identification Nos. of above persons (entities only): 38-1561308
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: Michigan
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: --------------------------
_____________________________________________________________________________________
		6.	Shared Voting Power: --------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: --------------------------
_____________________________________________________________________________________
		8.	Shared Dispositive Power: --------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: ------------------------------
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0%
_______________________________________________________________________________________________
12.	Type of Reporting Person: CO

13G
CUSIP No. 969465103			Page 5 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: SICO		I.R.S. Identification Nos. of above persons (entities only): 38-3023843
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: Michigan
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: ---------------------------
_____________________________________________________________________________________
		6.	Shared Voting Power: ---------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: ---------------------------
_____________________________________________________________________________________
		8.	Shared Dispositive Power: ---------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: --------------------------------.
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0%
_______________________________________________________________________________________________
12.	Type of Reporting Person: PN

13G
CUSIP No. 969465103			Page 6 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: TICO		I.R.S. Identification Nos. of above persons (entities only): 38-3023846
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: Michigan
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: ---------------------------
_____________________________________________________________________________________
		6.	Shared Voting Power: ---------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: ---------------------------
_____________________________________________________________________________________
		8.	Shared Dispositive Power: ---------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: --------------------------------.
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0%
_______________________________________________________________________________________________
12.	Type of Reporting Person: PN

13G
CUSIP No. 969465103			Page 7 of 10
_______________________________________________________________________________________________
1.	Name of Reporting Person: Ajay Sports, Inc		I.R.S. Identification Nos. of above persons (entities only): 39-1644025
_______________________________________________________________________________________________
2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐
_______________________________________________________________________________________________
3.	SEC Use Only:
_______________________________________________________________________________________________
4.	Citizenship or Place of Organization: Delaware
_______________________________________________________________________________________________
Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: ---------------------------
_____________________________________________________________________________________
		6.	Shared Voting Power: ----------------------------
_____________________________________________________________________________________
		7.	Sole Dispositive Power: ----------------------------
_____________________________________________________________________________________
		8.	Shared Dispositive Power: ----------------------------
_______________________________________________________________________________________________
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: --------------------------------------
_______________________________________________________________________________________________
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒
_______________________________________________________________________________________________
11.	Percent of Class Represented by Amount in Row (9): 0%
_______________________________________________________________________________________________
12.	Type of Reporting Person: CO

Item 1.

(a)	Name of Issuer: Williams Controls, Inc. Page 8 of 10

(b)	Address of Issuer’s Principal Executive Offices: 14100 SW 72nd Avenue Portland, Oregon 97224

Item 2.

     (a) This Schedule 13G is being filed jointly by Thomas W. Itin; Shirley B. Itin; Acrodyne Corporation, a MI corporation; SICO, a MI co-partnership; TICO, a MI co-partnership; and Ajay Sports, Inc., a Delaware Corporation.

(b)	Address of Principal Business Office, if none, residence: 37735 Enterprise Ct Suite 600-B Farmington Hills, Michigan 48331

(c)	Citizenship: Thomas W. Itin is a US citizen. Shirley B. Itin is a US citizen. Acrodyne Corporation is a MI corporation. TICO and SICO are MI co-partnerships, Ajay Sports, Inc is a Delaware corporation

(d)	Title of Class of Securities of Issuer: Common Stock, $.01 par value

(e)	CUSIP Number of Issuer: 969465103

Item 3.

Not Applicable

Item 4.	Ownership.

Thomas W. Itin

(d)	Amount beneficially owned: 14,000

(e)	Percent of class: 0.03%

(f)	Number of Shares as to which person has:
	(i)	Sole power to vote or to direct the vote: 14,000

	(ii)	Shared power to vote or direct the vote: -0-

	(iii)	Sole power to dispose or direct the disposition of: 14,000

	(iv)	Shared power to dispose or direct the disposition of: -0-

Shirley B. Itin

(d)	Amount beneficially owned: -0- Page 9 of 10

(e)	Percent of class: 0%

(f)	Number of Shares as to which person has:
	(i)	Sole power to vote or to direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: -0-

	(iii)	Sole power to dispose or direct the disposition of: -0-

	(iv)	Shared power to dispose or direct the disposition of: -0-

Acrodyne Corporation

(d)	Amount beneficially owned: -0-

(e)	Percent of class: 0%

(f)	Number of Shares as to which person has:
	(i)	Sole power to vote or to direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: -0-

	(iii)	Sole power to dispose or direct the disposition of: -0-

	(iv)	Shared power to dispose or direct the disposition of: -0-

TICO

(d)	Amount beneficially owned: -0-

(e)	Percent of class: 0%

(f)	Number of Shares as to which person has:
(i) Sole power to vote or to direct the vote: -0-

(ii)	Shared power to vote or direct the vote: -0-

(iii)	Sole power to dispose or direct the disposition of: -0-

(iv)	Shared power to dispose or direct the disposition of: -0-

SICO

(d)	Amount beneficially owned: -0-

(e)	Percent of class: 0%

(f)	Number of Shares as to which person has:
	(i)	Sole power to vote or to direct the vote: -0-

	(ii)	Shared power to vote or direct the vote: -0-

	(iii)	Sole power to dispose or direct the disposition of: -0-

	(iv)	Shared power to dispose or direct the disposition of: -0-

Ajay Sports, Inc

(d)	Amount beneficially owned: -0-

(e)	Percent of class: 0%

(f)	Number of Shares as to which person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: -0-

	(iii)	Sole power to dispose or direct the disposition of: -0-

	(iv)	Shared power to dispose or direct the disposition of: -0-

Item 5.	Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006        \s\ Thomas W. Itin

                                                      Thomas W. Itin

                                                 ACRODYNE CORPORATION

Dated: February 14, 2006        \s\ Majlinda Xhuti

                                                     Majlinda Xhuti, Chief Financial Officer

                                                 SICO, A MICHIGAN CO-PARTNERSHIP

Dated: February 14, 2006        \s\ Shirley B. Itin

                                                     Shirley B. Itin, Partner

                                                 TICO, A MICHIGAN CO-PARTNERSHIP

Dated: February 14, 2006        \s\ Thomas W. Itin

                                                      Thomas W. Itin, Partner

                                                   AJAY SPORTS, INC.,

Dated: February 14, 2006        \s\ Brian T. Donnelly

                                                      Brian T. Donnelly, President and Chief Excecutive Officer